UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 18, 2015

Date of Report   (Date of earliest event reported)

EMERGENT HEALTH CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54404	20-8944630
(State or other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification Number)

2424 North Federal Highway

Suite 257

Boca Raton, FL  33431

_________________________________________

(Address of Principal Executive Offices (Zip Code)

20104 Valley Forge Circle

King of Prussia, PA

19406

________________________________________________

(Former Address of Principal Executive Offices) (Zip Code)

(561) 961-4344

_________________________________________

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of John Launie:

On June 17, 2015 the Board of Directors terminated Mr. Launie’s  employment with the Company.  Mr. Launie previously served as the Company’s chief executive officer, chief financial officer and as a director of the Company.

Appointment of Chris Swenson as Chief Executive Officer, president and director:

On June 15, 2015 the Board of Directors elected Chris Swenson to the Company’s Board of Directors.

On June 17, 2014 Mr Swenson was also appointed the Company’s new chief executive officer and president.

Mr. Swenson brings over 25 years of financial experience to the Company.  His areas of concentration include financial analysis, strategic planning, business development and budgeting.  Since 2014 Mr. Swenson has served as the Chief Financial Officer of  Neaclear , Inc. a company located at 550 West Adams Street, Suite 900, Chicago, IL 60661 engaged in marketing and the distribution of Skin Care.  From 2009 through 2013 he served as the Chief Financial Officer of CENX, Inc., located in Ottowa, ON CANADA whose principal business was Software Services From 2001 through 2008 he served as the VP of Finance for Inteliquent Corp, located in Chicago, Il and engaged in Telecom Services.

Mr. Swenson earned his B.A. from the University of New Hampshire and his MBA from Babson College.

In connection with his appointment as the Company’s new CEO and president, Mr. Swenson entered into an Employment, Non-Compete and Proprietary Rights Agreement (the “Agreement”)  The Agreement is for a term of three years.

Base Salary:

The Agreement provides for a base salary of  $275,000.00 per annum, subject to increase in the sole discretion of the Board of Directors of the Company.

Common Stock Option Grants:

The Company has issued 1,000,000 common stock options.   The options are for a period of ten years, vest immediately at an exercise price of $100,000 in total ($0.10 per share with no increase in purchase price for anti-dilution rights).  Based upon the Company’s then capitalization of approximately 41,930,000 shares before giving effect to this represents approximately 2.33% of the Company fully diluted before giving effect to the grant of  executive stock options.  These  stock option will have anti-dilutions rights so that after giving effect to these options and the issuances of capital stock and options through the placement of the first $3,000,000 in additional equity of the Company, Mr. Swenson will hold common stock options to purchase up to 2.33% of the Company (fully diluted) per the common stock options and up to 5% of the Company (fully diluted)  inclusive of the  executive stock option grant below..

Executive Stock Option Grants:

Mr. Swenson has been  granted executive stock options with an exercise price of $226,233 in the aggregate to purchase an amount equal to 5% of the fully diluted capitalization of the Company (inclusive of the common stock options) after giving effect to the issuances of the next $3,000,000 in equity capital raised by the Company, as well as any new stock options granted through the date of closing upon such equity.  These options will vest monthly over three years and will fully vest upon change in change in control.

Bonus:

Mr. Swenson will earn an annual bonus of $150,000 upon aggregate fresh capital raised of     $2,500,000 by the Company following the date of this Agreement.

Benefits:

Mr. Swenson will receive  offered health benefits for himself and his family, at no additional cost, in an amount not less than the greatest level of coverage offered to other employees in the Company.

You are urged to review the employment agreement in its entirety which is attached hereto as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT HEALTH CORP.

Date: September 18, 2015	By: /s/ Chris Swenson
Chris Swenson
CEO/President